Contact: Jon Anderson, Actel Corporation (650) 318-4445



For Release: September 9, 2004 @ 1:30 P.M. PDT





            ACTEL CORPORATION ANNOUNCES THIRD QUARTER BUSINESS UPDATE



     Mountain  View,  Calif.  - September 9, 2004 - Actel  Corporation  (NASDAQ:
ACTL) today released its business update for the third quarter of fiscal 2004.

     Actel believes that third quarter revenues will decline sequentially in the range of 8% to 12%. Our revenue expectations are lower than the previous guidance of -2% to +2% because the seasonal slowdown has been greater than anticipated in Europe, Asia, and distribution. Gross margin is expected to be about 60%. Operating expenses are anticipated to come in at approximately $23.5 million. Other income will be about $0.8 million. The tax provision is expected to be a credit of approximately $0.7 million. Share count is expected to be about 25.9 million shares.

     The statements above are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and should be read with the "Risk Factors" in Actel's most recent Form 10-Q. Actel's quarterly revenues and operating results are subject to a multitude of risks, including general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as fluctuating demand, intense competition, rapid technological change and related intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. These and the other Risk Factors make it difficult for Actel to accurately project quarterly revenues and operating results, and could cause actual results to differ materially from those projected in the forward-looking statements. Any failure to meet expectations could cause the price of Actel's stock to decline significantly.

     No conference call will be held in conjunction with this business update. Actel's third quarter financial results will be released on October 21, 2004.



Editor's Note: The Actel name and logo are trademarks of Actel Corporation.